As filed with the Securities and Exchange Commission on June 12, 2014
Registration No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pulse Electronics Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	23-1292472
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12220 World Trade Drive
San Diego, CA	92128
(Address of Principal Executive Offices)	(Zip Code)

2012 Omnibus Incentive Compensation Plan
(Full Title of the Plan)

Michael C. Bond
Senior Vice President and Chief Financial Officer

Pulse Electronics Corporation
12220 World Trade Drive
San Diego, CA 92128
(Name and Address of Agent for Service)

(858) 674-8100
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Victor Boyajian
Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
(212) 768-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.125 par value per share	900,000	(1)	$2.84	(2)	$2,556,000	(2)	$328.63

(1)	The amended 2012 Omnibus Incentive Compensation Plan (as amended, the “2012 Plan”) authorizes the issuance of 1,500,000 shares of the Registrant’s common stock, par value $0.125 per share (“Common Stock”), of which 900,000 shares are being registered hereunder and 600,000 have been registered previously. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on June 9, 2014, which was $2.84.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Pulse Electronics Corporation, a Pennsylvania corporation (the “Registrant”), relating to 900,000 shares of the Registrant’s common stock, par value $0.125 per share (the “Common Stock”), issuable under the 2012 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in one or more prospectuses for the Plan, which is not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference herein and shall be deemed a part hereof:

(a)            The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 27, 2013, filed with the Commission on March 12, 2014;

(b)            The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2014, as filed with the Commission on May 12, 2014;

(c)            The Registrant’s Current Reports on Form 8-K, as filed with the Commission on February 13, 2014, February 21, 2014, and April 7, 2014 (provided that in no event will any information that the Registrant disclosed under Item 2.02 or 7.01 of any Current Report on Form 8-K be incorporated by reference into, or otherwise become a part of, this Registration Statement); and

(d)            The description of the Common Stock set forth under the caption “Description of Registrant’s Securities to be Registered” in the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on July 5, 2000, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.  In no event, however, will any information that the Registrant discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.  Any statement contained in this Registration Statement or any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein is inconsistent with or modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.  The Registrant’s Exchange Act file number with the Commission is 001-05375.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law generally provides that a company shall have the power to indemnify its officers, directors and others against liability incurred by them by reason of their position with the company if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the company, and, with respect to any criminal action, the indemnified party had no reasonable cause to believe his conduct was unlawful.

Section 1 of Article VII of the Registrant’s Bylaws provides for mandatory indemnification of directors and officers against third-party actions in such circumstances.  Section 2 of Article VII of the Registrant’s Bylaws provides for mandatory indemnification for any director or officer made party to any derivative suit if he acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Registrant; provided, however, no indemnification against expenses will be made where the person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and to the extent that the applicable Court of Common Pleas shall determine such person is fairly and reasonably entitled to indemnity. Under Section 3 of Article VII, an independent determination of disinterested directors, legal counsel or shareholders of the Registrant will determine whether the person is entitled to indemnification under Sections 1 and 2, unless indemnification is ordered by a court.  In addition, Section 5 of Article VII of the Bylaws provides for advancement of expenses in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking, by or on behalf of the person who may be entitled to indemnification under Sections 1, 2 and 4 of Article VII, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant.

The Pennsylvania Business Corporation Law also permits a corporation to include in its bylaws, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the Pennsylvania Business Corporation Law; provided, however, indemnification shall not be permitted in any case where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 4 of Article VII of the Registrant’s Bylaws generally provides for mandatory indemnification of officers and directors acting on behalf of the Registrant, except that indemnification shall not be permitted in any case where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.  Indemnification under Section 4 of Article VII of the Registrant’s Bylaws will be provided without the independent determination or court order required by Section 3 as described above.

The Registrant also has entered into an Indemnification Agreement with each of the executive officers and directors of the Registrant.  The Indemnification Agreements provide the same scope of indemnification as provided under the Bylaws.  The Indemnification Agreements are direct contractual obligations of the Registrant in favor of the directors and officers.  Therefore, in the event that the Bylaws are subsequently changed to reduce the scope of indemnification, executive officers and directors with Indemnification Agreements will not be affected by such changes.

In addition, the Registrant maintains directors and officers insurance under which its directors and officers are insured against certain liabilities that may be incurred by them in their capacities as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Exhibit Description

4.1*
2012 Omnibus Incentive Compensation Plan, as amended, incorporated herein by reference to (a) Exhibit 10.35 to the Current Report on Form 8-K, filed May 24, 2012, (b) Exhibit 10.35(1) to the Current Report on Form 8-K, filed May 20, 2013 and (c) Exhibit 10.35(2) to the Current Report on Form 8-K, filed June 12, 2014.

5.1	Opinion of Dentons US LLP.

23.1	Consent of Dentons US LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained on signature page hereto).

*Incorporated by reference

Item 9.	Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 12, 2014.

PULSE ELECTRONICS CORPORATION

By:	/s/ Michael C. Bond
Name:	Michael C. Bond
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ralph Faison and Michael Bond and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Ralph E. Faison	/s/ Michael C. Bond
Ralph E. Faison Chairman and Chief Executive Officer (Principal Executive Officer) June 12, 2014	Michael C. Bond Senior Vice President and Chief Financial Officer (Principal Financial Officer) June 12, 2014

/s/ Steven G. Crane	/s/ David W. Heinzmann
Steven G. Crane Director June 12, 2014	David W. Heinzmann Director June 12, 2014

/s/ John E. Major	/s/ Gary E. Sutton
John E. Major Director June 12, 2014	Gary E. Sutton Director June 12, 2014

/s/ Robert E. Switz	/s/ Kaj Vazales
Robert E. Switz Director June 12, 2014	Kaj Vazales Director June 12, 2014

/s/ Dana M. Kinsch
Dana M. Kinsch (Principal Accounting Officer)
June 12, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1*
2012 Omnibus Incentive Compensation Plan, as amended, incorporated herein by reference to (a) Exhibit 10.35 to the Current Report on Form 8-K, filed May 24, 2012, (b) Exhibit 10.35(1) to the Current Report on Form 8-K, filed May 20, 2013 and (c) Exhibit 10.35(2)  to the Current Report on Form 8-K, filed June 12, 2014.

5.1	Opinion of Dentons US LLP.

23.1	Consent of Dentons US LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3	Consent of KPMG, LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained on signature page hereto).

*Incorporated by reference